UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2008

SCOTTISH RE GROUP LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	001-16855	98-0362785
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box HM 2939 Crown House, Second Floor, 4 Par-la-Ville Road Hamilton HM12 Bermuda	N/A
(Address of Principal Executive Offices)	(Zip Code)

(441) 295-4451

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 31, 2008, Scottish Re Group Limited (the “Company”), Scottish Re (U.S.), Inc. (“SRUS”), Scottish Re Life (Bermuda) Limited (“SRLB”), Scottish Re (Dublin) Limited (“SRD”) and Scottish Annuity & Life Insurance Company (Cayman) Ltd. (“SALIC”) entered into a binding letter of intent (the “LOI”) with ING North America Insurance Corporation, ING America Insurance Holdings, Inc., Security Life of Denver Insurance Company (“SLD”) and Security Life of Denver International Ltd. (“SLDI” and, collectively, “ING”).

Under the LOI, SLD consented to the recapture, in one or more transactions (each, a “Recapture”), of a pro-rata portion of the business that had been ceded by SRUS to Ballantyne Re plc (the “Recaptured Business”), an orphan special purpose vehicle incorporated under the laws of Ireland (“Ballantyne”) for the purpose of collateralizing the statutory reserve requirements of the Valuation of Life Insurance Policies Model Regulation XXX for a portion of the business acquired by the Company from SLD and SLDI at the end of 2004. The Recaptures would extend to up to $375,000,000 of excess statutory reserves on the subject business and would involve, among other things, amendments to the coinsurance agreements between SRUS and SLD. The consent to the Recaptures is subject to several conditions, including those described below. The Recaptures are primarily designed to allow SRUS to continue to receive full credit for reinsurance for the business ceded to Ballantyne.

Immediately following the consummation of each Recapture, SLD will recapture the Recaptured Business from SRUS in exchange for consideration from SRUS to SLD. SLD will then cede the Recaptured Business to SLDI, which will cede the Recaptured Business to SRLB. SRLB may cede the Recaptured Business to either of SALIC or SRD.

SLDI has agreed to provide, or cause the provision of, one or more letters of credit (the “Letters of Credit”) in order to provide SLD with statutory financial statement credit for the excess of the U.S. statutory reserves associated with the Recaptured Business over the economic reserves held in an account related thereto. The Company will bear the costs of the Letters of Credit by paying to SLD a facility fee (the “LOC Fee”) based on the face amount of such Letters of Credit outstanding as of the end of the preceding calendar quarter. If certain conditions are not satisfied by December 31, 2008 or otherwise satisfied on or before April 30, 2009, the LOC Fee will be stepped up and the Company will pay a commitment fee for use of the facility.

Under the LOI, the parties also agreed to promptly effect, following the completion of the first Recapture, an assignment from SRUS to SLD, and the assumption by SLD, of all of SRUS’ rights and obligations solely with respect to the reinsurance agreement and reinsurance trust agreement previously entered into between SRUS and Ballantyne, with the effect that SLD would be substituted for SRUS as the ceding company under such reinsurance agreement and as the beneficiary under the related reinsurance trust account. SLD would not assume any other rights or obligations of SRUS with regard to Ballantyne. The parties have agreed to use reasonable best efforts to complete such transaction by June 30, 2008.

The LOI further provides that SLD’s consent to any Recapture is subject to the condition that the parties receive the consent (as necessary) of the financial guarantors to the outstanding Ballantyne debt to the assignment and assumption referred to above, and also that ING receive certain regulatory approvals and explications.

Item 8.01. Other Events.

The Company’s Board of Directors, in furtherance of its previously announced strategy to develop opportunities to maximize the value of the Company’s core competitive capabilities within the Life Reinsurance North America Segment, has instructed management to explore the possible sale of all or part of the business constituting the Life Reinsurance North America Segment. The Company has retained Merrill Lynch to act as financial advisor for this purpose. With respect to the sale of the Life Reinsurance International Segment, the Company retained Keefe, Bruyette & Woods to act as its financial advisor. There can be no assurance that a sale of either segment will be completed. The Company will report further developments regarding any strategic actions only as circumstances warrant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SCOTTISH RE GROUP LIMITED

By:	/s/ Paul Goldean
Paul Goldean
Chief Administrative Officer

Dated: April 4, 2008